UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Community Bank System, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2007
VOTING RIGHTS AND PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ITEM ONE: ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION DISCLOSURE TABLES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
RETIREMENT PLAN BENEFITS
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
AUDIT COMMITTEE REPORT
ITEM TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO PRICEWATERHOUSECOOPERS LLP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 12, 2007
     To the Shareholders of Community Bank System, Inc.:
     At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Tuesday, May 15, 2007 at Clarkson University, Cheel Campus Center in Potsdam, New York for the purpose of considering and voting upon the following matters:
1.	The election of three directors to hold office for a term of three years and until their successors have been duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

3.	The transaction of any other business which may properly be brought before the Meeting or any adjournment thereof.
By Order of the Board of Directors
Donna J. Drengel
Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2007
     This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Tuesday, May 15, 2007, at Clarkson University, Cheel Campus Center in Potsdam, New York. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 12, 2007.
     At the Meeting, the Shareholders will be asked to vote for the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. Three of the total of ten directors who currently serve on the Company’s Board (excluding the current director whose term will not continue after the Meeting) will stand for re-election to the Board at the Meeting. Director Harold S. Kaplan’s term will expire at the Meeting and the Board will be reduced to nine members. Voting will also be conducted on any other matters which are properly brought before the Meeting.
VOTING RIGHTS AND PROXIES
     The Board has fixed the close of business on March 29, 2007 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting. At the close of business on the record date, 30,096,155 shares of common stock, $1.00 par value, were outstanding and entitled to vote at the Meeting. This is the Company’s only class of voting stock outstanding. Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting. There will be no cumulative voting of shares for any matter voted upon at the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.
     If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.
     Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise. A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

     The Company will bear all costs of soliciting Proxies. The solicitation of Proxies will be by mail, but Proxies may also be solicited by telephone, telegram, or in person by directors, officers, and other regular employees of the Company or of the Bank. Should the Company, in order to solicit Proxies, request the assistance of other financial institutions, brokerage houses, or other custodians, nominees, or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to Shareholders and obtaining their Proxies.
     The Annual Report of the Company for the fiscal year ended December 31, 2006, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission, is being sent to Shareholders with this Proxy Statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table provides information concerning all persons known by the Company to beneficially own 5% or more of the Company’s outstanding stock.

	Number of Shares
Name and Address	of Common Stock
of Beneficial Owner	Beneficially Owned	Percent of Class
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,452,752 (1)	8.19%

Barclays Global Investors, NA/ Barclays Global Fund Advisors/ Barclays Global Investors, Ltd. 45 Freemont Street San Francisco, CA 94105	2,263,519 (2)	7.56%

(1)	Based solely on information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007, Dimensional Fund Advisors LP (“Dimensional”) has sole voting power and sole dispositive power with respect to all shares listed. Dimensional is an investment advisor that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the Company’s securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(2)	Based solely on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, and Barclays Global Investors, Ltd. collectively have sole voting power with respect to 2,156,856 shares and sole dispositive power with respect to all shares listed.

ITEM ONE: ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
     The first item to be acted upon at the Meeting is the election of three directors, each to hold office for three years and until his successor shall have been duly elected and qualified. Directors Nicholas A. DiCerbo, James A. Gabriel and Charles E. Parente, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election. Director Harold S. Kaplan, whose term of office expires as of the date of the Meeting, will not stand for re-election at the Meeting. The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.
     All Proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy. Each nominee is presently a director of the Company, and each director of the Company is also a director of the Bank. In the event any nominee declines or is unable to serve, it is intended that the Proxies will be voted for a successor nominee designated by the Board. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The nine members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until attainment of mandatory retirement age in accordance with the Company’s bylaws.
     The information set forth below is furnished for each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting. The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan. The purpose of the Offset Options is explained on page 13. See footnote “(e)” on page 7 for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.
NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 29, 2007 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Nominees (for terms to expire at Annual Meeting in 2010):

Nicholas A. DiCerbo Age 60	1984	Partner, law firm of DiCerbo and Palumbo, Olean, New York.	295,538	.98%

James A. Gabriel Age 59	1984	Owner, law firm of Franklin & Gabriel, Ovid, New York.	169,331	.56%

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 29, 2007 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Charles E. Parente (f) Age 66	2004	Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and cable television.	266,699	.89%

Directors Continuing in Office:

Terms expiring at Annual Meeting in 2008:

Brian R. Ace (g) Age 52	2003	Owner, Laceyville Hardware, Laceyville, Pennsylvania.	69,043	.23%

Paul M. Cantwell, Jr. Age 65	2001	Owner, law firm of Cantwell & Cantwell, Malone, New York. Prior to January 2001, Chairman and President, The Citizens National Bank of Malone.	150,290	.50%

William M. Dempsey Age 68	1984	Retired. Prior to 2001, Assistant to the President, Rochester Institute of Technology, Rochester, New York; President/ Dean, American College of Management and Technology (RIT), Dubrovnik, Croatia (August 1997 — July 1999); prior to August 1997, Vice President of Finance and Administration, RIT.	119,392	.40%

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 29, 2007 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Terms expiring at Annual Meeting in 2009:
David C. Patterson Age 65	1991	President and owner of Wight and Patterson, Inc., manufacturer and seller of livestock feed located in Canton, New York.	131,245	.43%

Sally A. Steele (g) Age 51	2003	Attorney, self-employed as general practitioner with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	68,842	.23%

Mark E. Tryniski Age 46	2006	President and Chief Executive Officer of the Company. From August 2004 through July 31, 2006, Executive Vice President and Chief Operating Officer of the Company. From March 2004 through July 2004, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. From July 2003 through February 2004, Executive Vice President and Chief Financial Officer of the Company. Prior to 2003, a partner at the accounting firm of PricewaterhouseCoopers LLP in Syracuse, New York.	41,108	.14%

Director Not Continuing in Office:

Harold S. Kaplan (h) Age 73	2001	Co-owner, M.C.F., Inc., and Partner, D&T Real Estate, Scranton, Pennsylvania. Prior to April 2003, Co-Owner, Montage Foods, Inc., Scranton, Pennsylvania.	301,067	1.0%

			Shares of Company Common
	Director of	Business	Stock Beneficially Owned (c)
Name and	the Company	Experience During	as of March 29, 2007 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
In addition to the information provided above, the following summarizes the security ownership of the highest paid executive officers during the fiscal year ended December 31, 2006 who are not also directors continuing in office or nominees:

Scott A. Kingsley Age 42		Executive Vice President, Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	16,632	.06%

Brian D. Donahue Age 51		Executive Vice President and Chief Banking Officer	70,797	.23%

Thomas A. McCullough Age 60		President, Pennsylvania Banking. Prior to November 2003, President and Chief Executive Officer of Grange National Banc Corp.	8,142	.03%

J. David Clark Age 53		Senior Vice President and Chief Credit Officer	57,756	.19%

Sanford A. Belden Age 64 Michael A. Patton Age 61		Retired; former Director, President and Chief Executive Officer Retired; former President, Financial Services	77,279 117,544	.26 .39	% %

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (16 persons)			1,960,705	6.33%

(a)	No family relationships exist between any of the aforementioned directors or executive officers of the Company.

(b)	No nominee for director or continuing director of the Company holds a directorship with any company (other than the Company) which is registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

(c)	Represents all shares as to which named individual possessed sole or shared voting or investment power as of March 29, 2007. None of the shares are pledged as security. Includes shares held by, in the name of, or in trust for, spouse and dependent children of named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

(d)	The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 3,828 shares jointly with his wife, his wife holds 117 shares, and 15,475 shares are held in the name of Laceyville Hardware, of which Mr. Ace is owner; Mr. Cantwell’s wife holds 10,200 shares; Mr. Clark holds 3,300 shares with his wife and is the beneficial owner of 8,634 shares held by the Company’s 401(k) Plan; Mr. DiCerbo holds 63,930 shares jointly with his wife, 94,223 shares are held in the name of the law partnership of DiCerbo and Palumbo, and his wife holds 1,793 shares; 12,587 shares are held by a charitable foundation of which Mr. Kaplan serves as President, Treasurer, and Director; Mr. Donahue is the beneficial owner of 3,548 shares held by the Company’s 401(k) Plan; Mr. Kingsley is the beneficial owner of 593 shares held by the Company’s 401(k) Plan; Mr. McCullough holds 108 shares jointly with his wife, 630 shares jointly with his mother, and is the beneficial owner of 1,723 shares held by the Company’s 401(k) Plan; Mr. Parente holds 16,000 shares as Trustee of the C.E. Parente Trust U/A, his wife holds 3,000 shares, and 222,858 shares are held by a partnership controlled by Mr. Parente; Mr. Patterson holds 4,760 shares jointly with his wife and 5,502 shares as Trustee for the Wight and Patterson Retirement Plan; Mr. Patton’s wife holds 2,800 shares; Ms. Steele holds 38,122 shares jointly with her husband; and Mr. Tryniski is the beneficial owner of 740 shares held by the Company’s 401(k) Plan.

(e)	Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 29, 2007, through exercise of stock options issued by the Company: Mr. Ace, 35,120 shares; Mr. Belden, 76,279 shares; Mr. Cantwell, 38,345 shares; Mr. Clark, 37,802 shares; Mr. Dempsey, 115,611 shares; Mr. DiCerbo, 118,047 shares; Mr. Donahue, 54,469 shares; Mr. Gabriel, 98,417 shares; Mr. Kaplan, 15,239; Mr. Kingsley, 12,543 shares; Mr. McCullough, 4,769 shares; Mr. Parente, 23,004 shares; Mr. Patterson, 103,551 shares; Mr. Patton, 64,830 shares; Ms. Steele, 30,720 shares; and Mr. Tryniski, 25,920 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(f)	Pursuant to the terms of a Merger Agreement dated as of March 11, 2004 providing for the merger of First Heritage Bank with and into the Bank (which merger was consummated in May 2004), the Company agreed to appoint one of First Heritage Bank’s former shareholders, Charles E. Parente, to serve as a member of the Company’s Board of Directors for a term expiring at the 2007 Annual Shareholders Meeting. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Mr. Parente would be nominated for at least one additional three-year term upon expiration of his initial term, and that the Board would recommend that the Company’s Shareholders vote in favor of his re-election. Mr. Parente’s nomination this year satisfied the Company’s obligation with respect to nominating Mr. Parente to the Board pursuant to the Merger Agreement.

(g)	Pursuant to the terms of a Merger Agreement dated as of June 7, 2003 providing for the merger of Grange National Banc Corp. (“Grange”) with and into the Company (which merger was consummated in November 2003), the Company agreed to appoint two of Grange’s former directors, Brian R. Ace and Sally A. Steele, to serve as members of the Company’s Board of Directors for terms expiring at the 2005 and 2006 annual Shareholders meetings, respectively. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Mr. Ace and Ms. Steele would be nominated for at least one additional three-year term upon expiration of these initial terms, and that the Board would recommend that the Company’s Shareholders vote in favor of their re-election. Pursuant to the Merger Agreement, Mr. Ace and Ms. Steele were elected as members of its Board of Directors for additional terms expiring at the 2008 and 2009 Annual Shareholders Meetings, respectively.

(h)	Pursuant to the terms of a Merger Agreement dated as of November 29, 2000 providing for the merger of First Liberty Bank Corp. (“First Liberty”) with and into the Company (which merger was consummated in May 2001), the Company agreed to appoint three of First Liberty’s former directors, Saul Kaplan, Peter A. Sabia, and Harold S. Kaplan, to serve as members of its Board of Directors for terms expiring at the 2002, 2003, and 2004 annual Shareholders meetings, respectively. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Messrs. Kaplan, Sabia, and Kaplan would be nominated for at least one additional three-year term upon expiration of these initial terms, and that the Board would recommend that the Company’s Shareholders vote in favor of their re-election. Saul Kaplan’s term of office expired as of the date of the 2005 Annual Meeting of Shareholders, and he did not stand for re-election. Peter A. Sabia’s term of office expired as of the date of the 2006 Annual Meeting of Shareholders, and he did not stand for re-election. Harold S. Kaplan’s current term of office will expire as of the date of the Meeting, and he will not stand for re-election.
CORPORATE GOVERNANCE
     The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. These corporate governance documents are available on our website at www.communitybankna.com under the heading “Corporate Information – Corporate Governance,” and a copy will be provided to any shareholder who requests a copy from the Company.
Director Independence
     The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors. The Board has determined that 7 of the 9 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.
     For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board uses categorical standards which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless within the preceding three years: (i) the director was employed by the Company or received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv). In determining whether a director is independent, the Board relies on the stated categorical standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.
     Based on these independence standards, the Board of Directors determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during their service on the Board during such year: Brian R. Ace, John M. Burgess, Paul M. Cantwell, Jr., William M. Dempsey, James A. Gabriel, Lee T. Hirschey, Harold S. Kaplan, Charles E. Parente, David C. Patterson, Peter A. Sabia and Sally A. Steele.

     In reviewing the independence of Paul M. Cantwell, Jr., James A. Gabriel and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Parties” on pages 13-14, including the legal services provided by law firms in which the directors have a direct or indirect material interest and determined that the relationships disclosed would not interfere with the exercise of the director’s independent judgment.
     Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive session at least quarterly, without the Company’s management and non-independent directors present. The director who presides over these executive sessions is determined by the Board on the recommendation of the Nominating and Corporate Governance Committee.
Board Committees
     Among its standing committees, the Board of the Bank has an Audit/Compliance/Risk Management Committee which also serves as the Company’s Audit Committee. As described more fully on page 39, the Audit/Compliance/Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and investigates and makes recommendations to the Company’s Board and the Bank’s Board regarding the appointment of independent auditors. The Audit/Compliance/Risk Management Committee held eight meetings during 2006, and its present members are Directors William M. Dempsey (Chair), Brian R. Ace, and Charles E. Parente.
     The Bank’s Board also has a Compensation Committee which reviews and makes recommendations to the Bank’s Board regarding compensation adjustments and employee benefits to be instituted, and which also serves as the Company’s Compensation Committee. As described more fully on page 15, the Compensation Committee reviews the compensation of nonofficer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually. The Compensation Committee held seven meetings in 2006, and its present members are Directors Brian R. Ace (Chair), Charles E. Parente, David C. Patterson, and Sally A. Steele.
     The Company has a Nominating and Corporate Governance Committee which makes recommendations to the Board for nominees to serve as directors. The Nominating and Corporate Governance Committee held seven meetings in 2006, and its present members are Directors Sally A. Steele (Chair), Brian R. Ace, William M. Dempsey, James A. Gabriel, and David C. Patterson. The Board has determined that each of the Nominating and Corporate Governance Committee’s members is “independent” as defined by the NYSE Rules.
     The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Nominating and Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the Board. The Nominating and Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it.
     Mr. Cantwell, as Chair of the Board, serves as a member of all Board Committees. The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit/Compliance/Risk Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and receives no compensation for serving in this capacity.
Communication with Directors
     Shareholders and any interested parties may communicate directly with the Board of the Company by sending correspondence to the address shown below. The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director. Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company. The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.
     Correspondence should be addressed to:
Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883
Compensation of Directors
     As directors of both the Company and the Bank, Board members receive an annual retainer of $10,000, $750 for each Board meeting they attend, and $500 for each committee meeting they attend. The executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings. The Chair of the Board receives an all inclusive $55,000 retainer for serving in that capacity. The Chair of the Audit/Compliance/Risk Management Committee receives an annual retainer of $5,000; the Chairs of the Loan/ALCO Committee, the Compensation Committee, and the Strategic/Executive Committee each receive an annual retainer of $3,500; and the Chairs of the Nominating and Corporate Governance Committee, and the Trust Committee each receive an annual retainer of $1,000. The Company pays the travel expenses incurred by each director in attending meetings of the Board.

     The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs. The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2006.
DIRECTOR COMPENSATION

			Change in Pension Value
			and Nonqualified Deferred
	Fees Earned or	Option Awards	Compensation
Name (1)	Paid in Cash	($) (2)	Earnings (3)	Total($)
Brian R. Ace	$43,250	$20,198	$11,630	$75,078
John M. Burgess (4)	$41,000	$20,198	$24,668	$85,866
Paul M. Cantwell	$43,000	$20,198	$13,495	$76,693
William M. Dempsey	$39,500	$20,198	$28,076	$87,774
Nicholas A. DiCerbo	$45,250	$20,198	$26,031	$91,479
James A. Gabriel	$45,000	$20,198	$28,076	$93,274
Lee T. Hirschey (4)	$36,500	$20,198	$24,668	$81,366
Harold S. Kaplan (4)	$28,500	$20,198	$12,855	$61,553
Charles E. Parente	$47,000	$20,198	$11,630	$78,828
David C. Patterson	$47,500	$20,198	$26,031	$93,729
Peter A. Sabia (4)	$21,667	$20,198	$ 0	$41,865
Sally A. Steele	$43,500	$20,198	$11,630	$75,328

(1)	Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table on page 24. Sanford A. Belden, the retired President, Chief Executive Officer and Director of the Company, did not receive any compensation for his service as a director. Mr. Belden’s compensation is set forth in the Summary Compensation Table.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock option awards granted in 2006 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program. The options vest immediately upon grant and the exercise price is $23.74. As of December 31, 2006, each Director has the following number of options outstanding: Mr. Ace 40,297; Mr. Burgess 26,836; Mr. Cantwell 34,528; Mr. Dempsey 111,794; Mr. DiCerbo 114,230; Mr. Gabriel 106,218; Mr. Hirschey 17,022; Mr. Kaplan 11,422; Mr. Parente 19,187; Mr. Patterson 99,734; Mr. Sabia 6,902; and Ms. Steele 26,903.

(3)	The amounts in this column represent the aggregate change in the actuarial present value of the Director’s Stock Balance Plan, a nonqualified plan. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors. Under the Deferred Compensation Plan, a director may choose to have his or her retainer and committee fees deferred until his or her membership on the Board ends. Contributions are deemed to be invested in the Company’s common stock which is deemed to earn dividends at the same rate as the Company pays actual dividends on actual shares.

(4)	Effective as of the 2006 Annual Meeting held on May 16, 2006, Messrs. Belden and Sabia retired from the Board. Effective December 31, 2006, Messrs. Burgess and Hirschey retired from the Board pursuant to the Company’s mandatory retirement policy for directors. Pursuant to the Company’s Bylaws, a director is required to retire from the Board on December 31st of the year in which he or she attains the age of 70. As more fully described in footnote (h) on pages 7-8, Mr. Kaplan will retire from the Board effective as of the 2007 Annual Meeting.

     Directors may elect to defer all or a portion of their director fees pursuant to a deferred compensation plan for Directors. Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Company common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period. The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of Shareholders in achieving growth in the Company’s stock price.
     Consistent with aligning director compensation with the long-term interests of Shareholders, the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors. In particular, when directors receive equity-based compensation such as stock options, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases. The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.
     Under the 2004 Incentive Plan, each eligible nonemployee director is entitled to receive an option to purchase shares of common stock on or about January 1st of his or her first year as a director, and an option to purchase shares on or about the date of the January Board meeting each year thereafter. Each option granted to a nonemployee director is granted at an option price per share equal to the market value per share of the Company’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant. Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan). Notwithstanding the foregoing, to the extent that the Committee appointed by the Board to administer the 2004 Incentive Plan determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, the Non-Statutory Stock Options granted to eligible nonemployee directors shall relate to a number of shares of common stock to be determined based upon the financial performance of the Company. Such financial performance shall be determined based upon factors including (but not limited to) the Company’s growth in earnings per share, asset quality, return on equity, and CAMELS rating (a measurement of capital, assets, management, earnings, liquidity, and sensitivity utilized by the Office of the Comptroller of the Currency, the Bank’s primary regulator). Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 3,298 shares effective January 18, 2006.
     In addition, in keeping with the objective of aligning director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who have completed at least six months of service as director. The plan establishes an account for each eligible director. Amounts credited to those accounts reflect the value of 400 shares of the Company’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock. The crediting of additional units beginning in 1996 is subject to an adjustment factor which reflects the Company’s asset quality, return on equity, and CAMELS rating. Each director’s account balance is vested after six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.
     The 2004 Incentive Plan allows the grant of “Offset Options” to directors. The effect of these Offset Options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the Offset Options (i.e., the amount by which the aggregate fair market value of the common stock underlying the Offset Options exceeds the aggregate exercise price of the Offset Options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero. As such, the Offset Options are not intended to materially change the level of compensation to participating directors under the Stock Balance Plan, but are intended to reduce the cost of director compensation to the Company. In the event that the growth in value of a director’s Offset Options is less than the value of the director’s Stock Balance Plan account, the shortfall will be paid to the director in cash. In the event that the growth in value of a director’s Offset Options exceeds the value of the director’s Stock Balance Plan account, no payment will be made.
Transactions With Related Parties
     Various directors, executive officers and other related parties of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related parties on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.
     During the year ended December 31, 2006, the law firm of Franklin & Gabriel, owned by director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo and Palumbo, of which director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; the law firm of Cantwell & Cantwell, owned by Director Paul M. Cantwell, Jr., provided legal services to the Bank’s operations in its Northern Region markets; and director Sally Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets. All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities. For services rendered during 2006 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $296,977 for transactional and specialized commercial legal services performed for the Bank and related loan closings with customers of the Bank, and Sally A. Steele received approximately $116,400 for legal services performed for the Bank and related loan closings handled by her law firm and entities with which she is affiliated (approximately $29,950 relates to payments to Ms. Steele’s law firm and approximately $88,450 relates to entities with which she is affiliated). During 2006, the firms of Franklin & Gabriel and Cantwell &

Cantwell received less than $100,000 for services performed for the Bank and related to loan closings in the relevant market area. These relationships are expected to continue in 2007 subject to review of such relationships in accordance with the Company’s policies. Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.
     The Board of Directors has recently adopted a written policy, to be administered by the Audit Committee, which provides procedures for the review of related party transactions involving directors, executive officers, director nominees, and other related parties. In deciding whether to approve such related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company. For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
     Brian R. Ace, Lee T. Hirschey (retired), Charles E. Parente, David C. Patterson and Sally A. Steele served on the Compensation Committee during 2006. There were no Compensation Committee interlocks or insider (employee) participation during 2006.
Director Meeting Attendance
     The Board of Directors held 12 regularly scheduled meetings and four special meetings during the fiscal year ended December 31, 2006. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.
     The Company encourages all directors to attend each Annual Meeting of Shareholders. All of the then 12 incumbent directors attended the Company’s last Annual Meeting of Shareholders held on May 16, 2006.
Code Of Ethics
     The Company has a Code of Ethics for its directors, officers and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.
     The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

     The text of each Code is posted on the Company’s website at www.communitybankna.com and is available in print to any Shareholder who requests it. The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.
COMPENSATION OF EXECUTIVE OFFICERS
Introduction
     The executive officer compensation information in this section is presented in a new format this year. The Securities and Exchange Commission adopted new executive compensation disclosure rules which require the following Compensation Discussion and Analysis (“CD&A”) section to explain the Company’s compensation policy, the material elements of the total compensation paid to the Company’s executive officers under such policy, and how the Company determines the amounts paid to such officers.
The Role of the Compensation Committee
     The Board has established the Compensation Committee to address matters relating to employment, compensation and management performance. The Compensation Committee reviews and administers the Company’s compensation policies and practices for the Named Executives (as defined below). The Compensation Committee consists of four members of the Board, each of whom is: (a) considered “independent” under the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence; (b) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended; and (c) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code.
     The Compensation Committee has authority to set the level of executive compensation. After extensive discussion and analysis, the Committee presents its recommendations to the Board for its approval. The Compensation Committee does not delegate its duties to any other person; however, it does work with management to structure the Named Executives’ performance goals. The Company’s Chief Human Resources Officer and the Human Resources staff supports the Compensation Committee’s work by providing information reports to the Compensation Committee. Prior to the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets future performance goals with the President and Chief Executive Officer.
     In addition to working with Human Resources, the Compensation Committee has engaged the Banking Practice Group of Clark Consulting to assist the Compensation Committee with:
•	designing a long-term incentive program for its executive officers;

•	updating peer group data that the Compensation Committee uses to analyze executive officer compensation; and

•	making recommendations to better correlate pay and performance and to improve the competitiveness of executive officer compensation.
     The Compensation Committee has adopted a written Charter, a copy of which is available at the Company’s website www.communitybankna.com and in print to any person who requests a copy.

COMPENSATION DISCUSSION AND ANALYSIS
     The following compensation discussion and analysis contains statements regarding future performance targets and goals for the Company’s executives. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to any other context.
     Philosophy and Objectives
     The Company’s ability to hire and retain employees and executives with the requisite skills and experience to develop, expand and execute business opportunities is essential to its success and the success of its Shareholders. The Company recognizes that its employees have a choice regarding where they pursue their careers and therefore strives to provide a rewarding work environment. The Company seeks to deliver fair and competitive compensation to its employees by structuring compensation principally around two general goals. First, compensation is targeted to be near the median of the market. Second, employees are rewarded for satisfying goals designed to achieve growth in the Company’s earnings. As a result, selected elements of its compensation program are tied to the achievement of individual and/or Company performance goals.
     The Compensation Committee structures the elements of the total compensation program to achieve the objectives set forth above. In addition, and upon the recommendation of management, the Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, including targeted earnings per share (“EPS”) each year. EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period. EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.
     The Company’s compensation program seeks to:
          1. Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward individual and Company performance;
          2. Provide incentives to increase Shareholder value by:
•	structuring compensation contingent on performance measures intended to reward performance the Company believes creates Shareholder value, and

•	utilizing equity-based compensation to more closely align the interests of executives with those of the Company’s Shareholders;
          3. Manage fixed compensation costs through the use of performance and equity-based compensation; and
          4. Reward continuity of service to the Company.

Policies and Procedures
     To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.
     The Company provides competitive compensation. The Company regularly compares its cash, equity and benefits-based compensation practices with those of other companies of similar size and operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 10 of the Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. The Company establishes its own total compensation parameters based (in part) on that review.
     Comparisons to Similar Bank Holding Companies. In 2006, the Company utilized compensation information from the Company’s “Regional Peer Bank Index,” the ABA Executive Compensation Standard Report, the NYBA Compensation Standard Report, and the World at Work Compensation Standard Report. The Company’s “Regional Peer Bank Index” consists of performance, compensation and other reported/public data from eight New York banks and eight Pennsylvania banks. In 2006, the Company primarily relied upon these broad databases, and other publicly available information, to determine appropriate levels and types of compensation. The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive compensation with appropriate incentive and equity-based components.
     The Company encourages teamwork. The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.
     The Company strives for fairness in the administration of compensation. The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company. Executives are informed of individual and Company-wide objectives. Decisions regarding individual performance (which affects an individual’s compensation) are based upon valid assessments of performance.
     Performance assessment involves the following:
          1. Prior to the beginning of each fiscal year, the Company’s President and Chief Executive Officer establishes and distributes written performance goals, which are pre-approved by the full Board. Performance goals include specific financial and operational objectives for the Company.
          2. All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of attained goals is realistic.
          3. At the end of the fiscal year, Company and individual performance is evaluated against the established goals. These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s salary, cash incentive, and equity-based compensation.
Overview of the Company’s Compensation Program
     The Company defines itself as a super-community bank which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations. The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results. In furtherance of those requirements, the Company maintains the following compensation programs.
     Cash-Based Compensation
          Salary. The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.
          Management Incentive Plan. In order to more closely align the employee’s compensation to the Company’s performance, an annual incentive plan is maintained in which 37 percent of the Company’s employees participated in 2006. Under the incentive plan in effect for 2005, the Company’s achievement of specified earnings performance criteria, among other criteria, triggered the payment (in 2006) of cash awards for all employees in this group as determined by the Compensation Committee. Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company. For the Named Executives, their respective award opportunities reflect the Company’s performance relative to the financial targets and their own performance with respect to other quantitative and qualitative goals specific to their respective areas of responsibility.
     Equity-Based Compensation.
     The Company believes that the use of equity-based compensation, such as stock options and restricted stock, is important because it aligns the interests of key personnel with those of the Shareholders. In particular, when personnel receive equity-based compensation, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases.
     The Board typically awards equity-based compensation on an annual basis. Equity awards are generally based on a percentage of salary; and various percentages have been established for different organizational levels within the Company. Equity awards may consist of a combination of restricted stock and stock options. Stock options can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support a variety of specific business objectives, including rewarding performance in start-up and turnaround assignments, and recognizing extraordinary service in consummating acquisitions.
     Benefits
     All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce. The Company utilizes pension and 401(k) savings plans to enable employees to plan and save for retirement.
     The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provides a matching contribution up to 3 percent of the contributing participant’s salary.

     The 401(k) Plan also includes a discretionary profit sharing feature, pursuant to which the Company may make an annual contribution based on the Company’s net income. For the past three years, the Company has made profit sharing contributions. Profit sharing contributions (if any) are allocated to the plan accounts of participants (other than the Named Executives described on page 22), who complete at least 1,000 hours of service during the year. Allocations are made on a pro rata basis to all eligible participants based upon their base salaries.
Compensation of the Named Executives
     The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. The Company’s compensation program consists of three key elements:
•	base salary;

•	annual bonus pursuant to the Management Incentive Plan (“MIP”); and

•	equity-based and other long-term incentives.
     Consistent with the Company’s goal to emphasize “at risk” compensation, approximately 52 percent of Messrs. Tryniski’s, Kingsley’s, Donahue’s, McCullough’s and Clark’s 2006 compensation (base salary, annual bonus, and equity award) is attributable to base salary and approximately 48 percent is attributable to “at-risk” performance-based incentive compensation (consisting of annual bonus and equity awards).
     It is not the Company’s practice to compensate any Named Executive in excess of the Section 162(m) of the Internal Revenue Code limits. Section 162(m) generally limits the Company’s tax deductions relating to the compensation paid to Named Executives, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by the Company’s Shareholders. The Company’s equity-based compensation plan has received stockholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).
Base Salary
     The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual Named Executive. Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to deviate from market-median practices for individual circumstances. Generally, the Compensation Committee starts the total compensation review for executives at the last committee meeting of each calendar year by reviewing compensation trends identified by the Company. At the beginning of the ensuing year, the Company’s President and Chief Executive Officer and the Chief Human Resources Officer present the Compensation Committee with an analysis of market-median total compensation and recommendations with respect to the base salary of each Named Executive. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but the other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).
     In January 2006, Mr. Tryniski received a base salary increase of $25,000, based upon his individual performance in 2005. In August 2006, Mr. Tryniski’s base salary was increased by $75,000 to $400,000, upon his assumption of the duties as President and Chief Executive Officer. Mr. Tryniski’s base salary of $400,000 as the Company’s President and Chief Executive Officer is well supported by (i) competitive wage survey data, (ii) his succession as the President and Chief Executive Officer, and (iii) the Company’s strategic accomplishments and financial performance during the 2005-2006 evaluation period.
     In January 2006, the Compensation Committee approved base salary increases for Messrs. Belden, Kingsley, Donahue, McCullough, and Clark in the range of 3-4 percent, based on the Committee’s evaluation of the following factors: (i) competitive wage survey data, (ii) realization of the Company’s strategic accomplishments during the 2005 evaluation period, (iii) satisfaction of individual performance goals, and (iv) the Named Executive’s responsibilities and duties.
     Effective as of December 31, 2005, Mr. Patton retired from the Company. Mr. Patton’s early retirement payment of $515,797 was paid to him in January 2006 under the terms of his Separation Agreement. The payment in January 2006 resulted in Mr. Patton being listed in the Summary Compensation Table, even though he was no longer serving as an executive officer at the end of 2006.
     Please see the Summary Compensation Table presented in this Proxy Statement and the accompanying narrative disclosures for more information regarding the base salaries of the Named Executives.
Annual Bonus Pursuant to the Management Incentive Plan
     For plan year 2005, the Company’s senior management and the Board approved minimum, target, and maximum goals for EPS. If the minimum performance goals were not satisfied, there would be no payment under the MIP. The EPS target goal for 2005 as determined by the Compensation Committee was achieved. Accordingly, during 2006, Mr. Belden received 50 percent of his base salary as a cash incentive pursuant to the MIP; Messrs. Tryniski, Kingsley, Donahue and Patton received 30 percent of their base salaries as cash incentives pursuant to the MIP; and Messrs. Clark and McCullough received approximately 25 percent of their base salaries as cash incentives pursuant to the MIP. The dollar amounts of each award are set forth under the column entitled “Nonequity Incentive Plan Compensation” of the Summary Compensation Table.
     In 2006, the Compensation Committee approved the use of a “Report Card”, which contains seven specific measures weighted in accordance with their impact on the Company’s growth and profitability, as a means to determine cash incentives under the MIP. The Company’s achievement of the target performance for all measures would yield a score of 100% and the payment of the cash incentive awards. This payment can be modified at the discretion of the Compensation Committee and the Board. In addition to the seven metrics, the Named Executives’ ultimate MIP awards also take into account qualitative factors, such as individual responsibilities and accomplishments. The following categories were included in the Report Card: EPS; expense reduction initiatives, growth of loans, deposits and banking non-interest income; earnings of wealth management and benefit businesses; regional operating performance; new marketing initiatives; and asset quality metrics. Please see the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the amount received by each of the Named Executives under the MIP.
Equity-Based and Other Long-Term Incentive Compensation
     The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of its officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals. Therefore, it is the Compensation Committee’s intention to make annual grants of equity-based awards to the Named

Executives and other key employees at such times and in such amounts as may be required to accomplish the objectives of the Company’s compensation program.
     Each year senior management and the Board establishes objectives for use in the determination of equity-based awards under the Company’s 2004 Long-Term Incentive Compensation Program. For plan year 2005, the established objectives included, among other factors, EPS targets. If EPS was either above or below the “target” amount, the grant would increase or decrease accordingly. If the minimum performance goals were not satisfied, the Named Executives would receive no incentive grants under the Long-Term Incentive Compensation Program. The 2005 EPS target goal as determined by the Compensation Committee was achieved. Therefore, in February 2006, grants were made under the Long-Term Incentive Compensation Program at the target level. The FAS 123R fair values are set forth under the column entitled “Option Awards” of the Summary Compensation Table.
     For the 2006 plan year which was awarded in 2007, the Company introduced a new equity program pursuant to which the Named Executives will receive 66 percent of their total available equity compensation only if specified annual objectives are achieved. Half of this at-risk compensation will be in the form of appreciation shares (incentive stock options) and half will be in the form of full value shares (restricted stock). The remaining 34 percent of available equity compensation will be granted in the form of appreciation shares (nonqualified stock options) which have a three-year vesting schedule tied to the satisfaction of long-term goals. The long-term performance goals emphasize EPS growth, asset growth and total Shareholder return and include comparisons to a regional peer group of financial institutions.
     The Compensation Committee recognizes that no set of performance goals can anticipate every eventuality. Therefore, the Compensation Committee reserves the right to adjust or waive the achievement of some or all of the performance goals (and allow equity compensation to vest), if extraordinary circumstances significantly influence the Company’s actual results.
     The Company does not backdate options or grant options retrospectively. In addition, the Company does not plan to coordinate grants of options so that they are made before announcements of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee. The Company’s general practice is to grant options only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees and such grants are made as of the date of hire. The exercise price of the stock options is determined as the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant.
     Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the Named Executives.
Perquisites
     Although perquisites are not a key element of the Company’s compensation program, the Company’s Named Executives, along with certain other senior level executives, are provided a limited number of perquisites whose purpose is to support those executives in their business functions. The Company provides the following perquisites to some, but not all, of the Named Executives, all of which are quantified in the Summary Compensation Table on page 24.

•	Named Executives receive memberships to local country and social clubs to enable them to interact and foster relationships with customers and local business people. Memberships do not exceed $7,500 for each Named Executive;

•	Named Executives who require a vehicle to manage the geographic territory of the Company (which spans from Northeastern Pennsylvania to the Canadian border) are provided with Company-owned vehicles. A Named Executive who uses a Company-owned vehicle for personal use is subject to tax on such use; and

•	Named Executives receive term life insurance coverage in excess of $300,000 under a plan not available to all full-time employees.
     As part of the merger with Grange in November 2003, the Company assumed the split dollar insurance arrangement between Grange and Mr. McCullough. Under the arrangement, the Company owns a life insurance policy on Mr. McCullough’s life. Upon Mr. McCullough’s death, the Company will receive from the death benefit proceeds payable pursuant to the underlying policy the greater of (i) all of the premium payments made on the policy, (ii) the cash surrender value of the policy, or (iii) the amount of the death benefit proceeds that exceeds two times Mr. McCullough’s base annual salary. Mr. McCullough’s beneficiaries would receive the remainder of any death benefit proceeds.
     Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the Named Executives.
Retirement and Other Benefits
     The Company provides retirement benefits through a combination of the Pension Plan and the 401(k) Plan for most of its regular employees, including the Named Executives. The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 29. The Pension Plan is available to all of the Company’s employees after one year of service and the entire cost of such benefits is paid by the Company.
     Certain Named Executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the Named Executives under the Pension Plan due to Internal Revenue Code limitations. The Company’s retirement plans are more fully described under the section entitled “Pension Benefits” on page 30.
     The Company offers the Named Executives and certain other senior level executives the opportunity to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”). The Named Executives may elect to defer cash awards payable under the MIP and base salary into the Deferred Compensation Plan described under the section entitled “Nonqualified Deferred Compensation Plan” on page 33. The Company also makes contributions to the Deferred Compensation Plan on behalf of the Named Executives equal to the amount of the profit sharing contribution that would have been allocated to the Named Executives under the 401(k) Plan, but for the 401(k) Plan provision that excludes Named Executives from profit sharing allocations under the 401(k) Plan.
     The Company has entered into an employment agreement with each of the Named Executives. These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the Named Executives. The agreements, which also include change in control provisions, are more fully described on pages 35-38. Such change in control provisions contain a

“double trigger,” providing benefits only upon an involuntary termination or constructive termination of the Named Executive within two years following a change in control.
     The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the CD&A with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and the Company’s annual report on Form 10-K for the year ended December 31, 2006.
Brian R. Ace, Chair
Charles E. Parente
David C. Patterson
Sally A. Steele
EXECUTIVE COMPENSATION DISCLOSURE TABLES
     The following table summarizes the compensation of the Named Executive Officers (the “Named Executives”) for the fiscal year end December 31, 2006. The Named Executives are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings). In addition, two additional officers whose employment ended prior to December 31, 2006 are included because their compensation in 2006 exceeds that of other Named Executives. The material terms of the employment, consulting and separation agreements with the Named Executives are set forth on pages 35-38.

SUMMARY COMPENSATION TABLE
for
Fiscal Year End December 31, 2006

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
			Option	Incentive Plan	Deferred	All Other
Name and			Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	($)(1)	(2)	Earnings (3)	($)(4)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2006	$356,731	$67,791	$90,000	$64,397	$37,217	$616,136

Scott A. Kingsley Executive Vice President and Chief Financial Officer	2006	$265,377	$44,924	$73,500	$29,051	$26,319	$439,171

Brian D. Donahue Executive Vice President and Chief Banking Officer	2006	$238,049	$52,494	$69,000	$65,577	$24,708	$449,828

Thomas A. McCullough President, Pennsylvania Banking	2006	$204,719	$19,629	$44,720	$543,150	$27,279	$839,497

J. David Clark Senior Vice President and Chief Credit Officer	2006	$186,095	$38,698	$45,500	$42,287	$24,248	$336,828

Sanford A. Belden Retired, former President and Chief Executive Officer, and Director	2006	$341,100	$0	$431,932	$833,614	$74,668	$1,681,314

Michael A. Patton Retired, former President, Financial Services	2006	$515,797	$0	$70,697	$0	$257	$586,751

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of stock option awards pursuant to the Company’s 2004 Long-Term Incentive Compensation Program. These amounts are based on the expense recognized by the Company in 2006 using the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 18, 2007, 2008, 2009, 2010, and 2011. Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the

Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(2)	For all Named Executives, except for Mr. Belden, the amounts shown in this column reflect payments received in 2006 for performance in 2005 under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. For Mr. Belden, $269,817 represented performance for 2005 and $162,115 represented performance for 2006 under the MIP.

(3)	The amounts shown in this column include the aggregate change in the actuarial present value of the Named Executive’s accumulated benefit under the Company’s Pension Plan and the Named Executives individual supplemental executive retirement agreement. Mr. Belden’s change in actuarial present value includes an additional 1.5 years of credited service (through December 31, 2007) received upon his retirement in accordance with his established employment agreement. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan. All contributions to the Deferred Compensation Plan are invested in investment options selected by the Named Executive from the same array of options predetermined by the Company. The change in the actuarial present value under the individual supplemental retirement agreements amounts to $42,826 for Mr. Tryniski; $13,949 for Mr. Kingsley; $63,511 for Mr. Donahue; $409,670 for Mr. McCullough; and $833,614 for Mr. Belden in 2006. The change in the actuarial present value under the Company’s Pension Plan amounts to $21,571 for Mr. Tryniski; $15,102 for Mr. Kingsley; $2,066 for Mr. Donahue; $133,480 for Mr. McCullough; and $42,287 for Mr. Clark in 2006.

(4)	The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles amounting to $6,200 for Mr. Tryniski; $1,906 for Mr. Donahue; $3,189 for Mr. McCullough; $4,479 for Mr. Clark; and $25,263 for Mr. Belden (this amount includes the reportable value of the personal use of the Company-owned vehicle ($4,148) and the value of the ownership interest in the Company-owned vehicle transferred to Mr. Belden ($21,115)); (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, McCullough, Clark, Belden and Patton received $595, $300, $690, $1,980, $690, $2,513 and $257 in 2006, respectively; (c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $6,750 for Mr. Tryniski, $7,500 for Mr. Kingsley , $6,696 for Mr. Donahue, $6,205 for Mr. McCullough, $5,733 for Mr. Clark, and $9,454 for Mr. Belden in 2006; (d) the Company’s contributions under the Company’s Deferred Compensation Plan, amounting to $16,406 for Mr. Tryniski; $11,253 for Mr. Kingsley; $12,510 for Mr. Donahue; $10,801 for Mr. McCullough; $9678 for Mr. Clark; and $30,172 for Mr. Belden in 2006; and (e) the Company’s payment for country and/or social club memberships amounting to $7,266 for Mr. Tryniski; $7,266 for Mr. Kingsley; $2,906 for Mr. Donahue; $5,104 for Mr. McCullough; $3,668 for Mr. Clark; and $7,266 for Mr. Belden in 2006. With the exception of Mr. McCullough, the Company does not maintain any “split-dollar” arrangements for the named executive officers. Mr. McCullough’s policy was purchased by Grange prior to its acquisition by the Company.

     The Company has provided the following Grants of Plan-Based Awards table to provide information about stock and option awards and equity and non-equity incentive plan awards granted to the Named Executives during the year ended December 31, 2006. All stock option grants were made under the terms of the Company’s 2004 Long-Term Incentive Compensation Program. The MIP awards and the equity awards that are subject to the satisfaction of 2006 performance objectives will be paid in 2007.
GRANTS OF PLAN-BASED AWARDS

		Potential Estimated	Potential Estimated
		Future Payouts	Future Payouts
		Under Non-Equity	Under Equity		Exercise or
		Incentive Plan	Incentive Plan		Base Price of	Grant Date Fair
		Awards (1)	Awards		Option	Value of Stock
	Grant	Target	Target		Awards	and Option
Name	Date	($)	(#)		($/Sh)	Awards
		$200,000
Mark E.	1/17/2007		11,111	(2)	$22.94	$68,505
Tryniski	1/17/2007		33,333	(3)	$22.94	$205,515
	1/17/2007		2,849	(4)	$22.94	$65,356
		$83,940
Scott A.	1/17/2007		4,663	(2)	$22.94	$28,750
Kingsley	1/17/2007		13,990	(3)	$22.94	$86,255
	1/17/2007		1,196	(4)	$22.94	$27,436
		$71,414
Brian D.	1/17/2007		3,967	(2)	$22.94	$24,459
Donahue	1/17/2007		11,902	(3)	$22.94	$73,382
	1/17/2007		1,017	(4)	$22.94	$23,330
		$51,179
Thomas A.	1/17/2007		2,843	(2)	$22.94	$17,529
McCullough			8,530	(3)	$22.94	$52,592
			729	(4)	$22.94	$16,723
		$46,523
J. David	1/17/2007		2,585	(2)	$22.94	$15,938
Clark			7,754	(3)	$22.94	$47,807
			663	(4)	$22.94	$15,209

(1)	The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary as in effect on December 31 of the year before payment is made. Awards paid pursuant to the MIP (if any) are not subject to minimum or maximum amounts. The MIP awards could be increased based upon extraordinary performance and reduced for less than adequate performance based upon the Report

Card described on page 20. The actual awards for the 2006 plan year (paid in 2007) were 80% of the target.

The MIP awards paid to the Named Executives in 2006 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” These amounts were determined based upon the satisfaction of the 2005 MIP performance objectives.

(2)	The stock options are granted pursuant to the 2004 Long-Term Incentive Compensation Program. There are no performance-based conditions that must be satisfied for the options to vest and are subject to time only vesting requirements. Upon the Named Executive’s termination, the Named Executive generally has three months to exercise any vested options. Except for employees retiring in good standing, all unvested options at the date of termination are forfeited. For employees who retire in good standing, all unvested options will become vested as of the retirement date. Such retirees may exercise the options before the expiration date.

(3)	Performance options vest over time in an amount depending upon performance criteria. The amount of actual options that will vest for the grant issued in 2007 depends upon the Company’s achievement of EPS growth, asset growth and total Shareholder return over a three-year period. There can be no assurance that these performance options will vest.

(4)	The shares of restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program. The restricted stock vests ratably over five years. During the vesting period, the Named Executive has all of the rights of a Shareholder including the right to vote such shares at any meeting of the Shareholders and the right to receive all dividends. Nonvested shares may not be sold, exchanged or otherwise transferred.
     The Company has provided the following table to summarize the equity awards the Company has made to the Named Executives which are outstanding as of December 31, 2006.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options
	(#)	(#)	Option Exercise Price	Option
Name	Exercisable (1) and (2)	Unexercisable	($)	Expiration Date
Mark E. Tryniski	9,000	6,000	$18.95	6/2/2013
	5,870	8,806	24.15	1/21/2014
	2,534	10,140	24.84	1/19/2015
	0	15,238	23.74	1/18/2016

Scott A. Kingsley	6,000	9,000	$22.53	8/2/2014
	2,027	8,112	$24.84	1/19/2015
	0	12,444	$23.74	1/18/2016

Brian D. Donahue	5,340	0	$15.66	1/1/2008
	5,900	0	$14.66	1/1/2009
	4,356	0	$11.56	1/1/2010
	9,844	0	$12.38	1/1/2011
	7,163	1,791	$13.10	1/1/2012
	6,178	4,120	$15.68	1/1/2013
	3,630	5,448	$24.15	1/21/2014
	2,027	8,112	$24.84	1/19/2015
	0	11,682	$23.74	1/18/2016

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options
	(#)	(#)	Option Exercise Price	Option
Name	Exercisable (1) and (2)	Unexercisable	($)	Expiration Date
Thomas A.	1543	6175	$24.84	1/19/2015
McCullough	0	8,413	$23.74	1/18/2016

J. David Clark	2,700	0	$15.66	1/1/2008
	4,100	0	$14.66	1/1/2009
	2,500	0	$11.56	1/1/2010
	5,514	0	$12.38	1/1/2011
	6,056	1,514	$13.10	1/1/2012
	5,116	3,412	$15.68	1/1/2013
	3,006	4,510	$24.15	1/21/2014
	1,274	5,097	$24.84	1/19/2015
	0	7,704	$23.74	1/18/2016

Sanford A.	43,158	0	$24.15	1/21/2014
Belden	33,121	0	$24.84	1/19/2015
	34,238	0	$23.04	12/21/2015

Michael A.	3,392	0	$12.38	1/1/2011
Patton	6,116	0	$13.10	1/1/2012
	800	0	$13.18	2/20/2012
	1,200	0	$14.53	2/20/2012
	15,114	0	$15.68	1/1/2013
	14,676	0	$24.15	1/21/2014
	11,571	0	$24.84	1/19/2015
	11,961	0	$23.04	12/21/2015

(1)	Stock options and restricted stock are not transferable.

(2)	Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for the options expiring on January 1, 2008, the final portion of the award vested on January 1, 2003).

     The Company has provided the following Option Exercises and Stock Vested table to provide additional information about the value realized to the Named Executives on option awards exercised and stock awards vested during the year ended December 31, 2006.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Mark E. Tryniski	0	$0	0	$0
Scott Kingsley	0	$0	0	$0
Brian D. Donahue	6,900	$91,259	200	$4,510
Thomas A. McCullough	0	$0	100	$2,255
J. David Clark	4,192	$48,572	300	$6,765
Sanford A. Belden	65,246	$565,039	0	$0

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.
RETIREMENT PLAN BENEFITS
     The table below shows the present value of accumulated benefits payable to the Named Executives, including the number of years of service credited to each Named Executive, under the Pension Plan and Named Executives’ individual supplemental retirement agreements. Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

		Number of
		Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	4	$148,845	$0

	Supplemental Executive Retirement Agreement	4	$51,905	$0

Scott A. Kingsley	Community Bank System, Inc. Pension Plan	2	$57,790	$0

	Supplemental Executive Retirement Agreement	2	$14,456	$0

Brian D. Donahue	Community Bank System, Inc. Pension Plan	15	$240,083	$0

	Supplemental Executive Retirement Agreement	15	$88,255	$0

Thomas A. McCullough (1)	Community Bank System, Inc. Pension Plan	3	$466,959	$0

	Grange Supplemental Executive Retirement Agreement	11	$1,522,333	$0

J. David Clark	Community Bank System, Inc. Pension Plan	14	$234,382	$0

Sanford A. Belden (2)	Community Bank System, Inc. Pension Plan	14	$0	$2,175,816

	Supplemental Executive Retirement Agreement	14	$2,909,413	$146,235

Michael A. Patton (3)	Community Bank System, Inc. Pension Plan	34	$0	$0

	Supplemental Executive Retirement Agreement	34	$0	$0

(1)	Mr. McCullough’s supplemental executive retirement agreement was originally executed while he was an officer of Grange. The Company is obligated to honor Grange’s obligations under such plan as Grange’s successor by merger.

(2)	Mr. Belden received a complete distribution of his benefits from the Company’s Pension Plan during fiscal year 2006.

(3)	Mr. Patton received a complete distribution of his benefits under the Company’s Pension Plan during fiscal year 2005.

Pension Plan
     The Named Executives participate in the Company’s Pension Plan, as do the other salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Under the traditional formula, eligible participants generally accrue benefits based on the participant’s service and the participant’s average annual compensation for the highest consecutive five years of plan participation. Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.
     Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.
      Supplemental Retirement Agreements
     In addition to the Pension Plan, certain Named Executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the Named Executives under the Pension Plan due to Internal Revenue Code limitations. Messrs. Tryniski, Kingsley, and Donahue have entered into SERP agreements providing such post-retirement benefits. Mr. McCullough’s SERP was originally executed while he was an officer of Grange and the Company is obligated to honor Grange’s obligations under such plan as Grange’s successor by merger.
     Mark E. Tryniski, Scott A. Kingsley, and Brian D. Donahue. Under the SERP agreements for Messrs. Tryniski, Kingsley, and Donahue, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan. The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55. The benefit is payable in the form of an actuarially reduced joint and 50% survivor benefit. The agreements do not contain a change in control provision.
     Thomas A. McCullough. Under Mr. McCullough’s SERP agreement, which was assumed by the Company upon consummation of the merger between the Company and Grange, if Mr. McCullough retires on or after December 31, 2007, the Company must provide him with an annual supplemental retirement benefit equal to 85% of his average compensation during the last five years of his employment reduced by the benefit payable under the Company’s Pension Plan, 50% of his Social Security benefit, and Company contributions on Mr. McCullough’s behalf and earnings attributable thereto under the Company’s 401(k) Plan and Deferred Compensation Plan for Certain Executive Employees. The supplemental retirement benefit is payable over the course of 180 months following Mr. McCullough’s termination of employment with the Company which is expected to be December 31, 2007. If Mr. McCullough’s employment is terminated before December 31, 2007, the Company must provide him with an early retirement benefit equal to the liability accrued on the Company’s books for its obligations for the normal retirement benefit described above. This amount shall be amortized and paid over a 180 month period following Mr. McCullough’s termination.

     Change in Control Provision. Notwithstanding the foregoing, if Mr. McCullough’s employment is terminated for reasons other than cause, death, disability, or after December 31, 2007, in each case following a change in control, the Company must provide him with a change in control payment equal to 85% of his average compensation during the last five years of his employment reduced by the benefit payable under the Company’s Pension Plan, 50% of his Social Security benefit, and Company contributions on Mr. McCullough’s behalf and earnings attributable thereto under the Company’s 401(k) Plan and Deferred Compensation Plan for Certain Executive Employees. However, if this change in control payment would cause the sum of other payments to Mr. McCullough from the Company and the change in control benefits to constitute a “parachute payment” as defined by the Internal Revenue Code, the Company shall pay a change in control benefit equal to the liability accrued on the Company’s books for its obligations for the normal retirement benefit described above, amortized over 180 months. If Mr. McCullough dies while an active employee of the Company, the Company must pay his beneficiaries as follows: For the first year following death, 100% of his total compensation, for each of the second through fifth years following death, 75% of his total compensation, and for each of the sixth through fifteenth years following death, 50% of his total compensation.
     Sanford A. Belden. Under Mr. Belden’s SERP agreement, the Company agreed to provide Mr. Belden with an annual SERP benefit equal to the product of (i) 5% times Mr. Belden’s number of years of service, considering only the first ten years of service, plus 2% times Mr. Belden’s number of years of service in excess of ten years, times (ii) his final average salary and cash incentive payment. Unless Mr. Belden voluntarily terminated his employment prior to July 1, 2006, the amount of Mr. Belden’s annual supplemental retirement benefits would not be less than what would be calculated if he remained employed pursuant to his employment agreement through December 31, 2007 and received the base salary, including increases, and the MIP payments (assuming a minimum incentive payment equal to 50% of base salary under the Company’s MIP) contemplated by the employment agreement. The supplemental retirement benefit is reduced by the benefit payable under the Company’s Pension Plan, 50% of Mr. Belden’s Social Security benefit, and Company contributions on Mr. Belden’s behalf and earnings attributable thereto under the Company’s 401(k) Plan and Deferred Compensation Plan for Certain Executive Employees. As of August 1, 2006, the SERP benefit became payable in the form of an actuarially reduced joint and 100% survivor benefit.

Nonqualified Deferred Compensation Plan
The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the Named Executives in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.
NONQUALIFIED DEFERRED COMPENSATION

				Aggregate		Aggregate
		Executive	Registrant	Earnings	Aggregate	Balance
		Contributions	Contributions	in Last	Withdrawals/	at Last
		in Last FY	in Last FY	FY	Distributions	FYE
Name	Plan Name	($) (1)	($) (2)	($) (3)	($)	($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$16,406	$8,083	$0	$31,406
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$31,025	$11,253	$9,739	$0	$56,613
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$9,375	$12,510	$2,946	$0	$29,406
Thomas A. McCullough	Community Bank System, Inc. Deferred Compensation Plan	$10,707	$10,801	$5,397	$0	$63,467
J. David Clark	Community Bank System, Inc. Deferred Compensation Plan	$8,275	$9,678	$7,521	$0	$28,337
Sanford A. Belden	Community Bank System, Inc. Deferred Compensation Plan	$0	$30,172	$46,253	$0	$374,930
Michael Patton	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$11,045	$334,832	$15,966

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table on page 24.

(2)	The amount in this column was also report in the column entitled “All Other Compensation” in the Summary Compensation Table.

(3)	The amount in this column was also report in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.
Potential Payment on Termination or Change in Control
     The Company has entered into employment agreements that provide severance benefits to the Named Executives. Under the terms of the respective Named Executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control. The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements on pages 35-38. Payments under the employment agreement may be made in a lump sum or in installments. In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in the event of death, disability and a change in control. The triggers for the change in control payments are set forth in the descriptions of the SERP agreements on pages 31-32.
     The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Named Executives would be entitled upon termination of employment, assuming a December 31, 2006 termination date.

		Incremental		Acceleration and
		pension	Continuation of	Continuation of
	Expected Post-	benefit	Medical/Welfare	Equity Awards
	Termination	(present value)	Benefits	(unamortized	Total Termination
	Payments	(1)	(present value)	of 12/31/06)	Benefits (2)
Mark E. Tryniski
• Death	$100,000	$0	$2,207	$178,129	$280,336
• Disability	200,000	0	4,413	178,129	382,542
• Involuntary termination without cause	1,408,000	0	0	178,129	1,586,129
• Involuntary or good reason termination after CIC	1,470,000	57,156	28,523	178,129	1,733,808
Scott A. Kingsley
• Death	$69,950	$0	$2,113	$146,451	$218,514
• Disability	139,900	0	4,225	146,451	290,576
• Involuntary termination without cause	445,452	0	0	146,451	591,903
• Involuntary or good reason termination after CIC	1,059,900	50,288	27,465	146,451	1,284,104
Brian D. Donahue
• Death	$59,512	$0	$1,986	$128,628	$190,126
• Disability	119,024	0	3,972	128,628	251,624
• Involuntary termination without cause	1,018,092	0	0	128,628	1,146,720
• Involuntary or good reason termination after CIC	921,144	70,179	25,827	128,628	1,145,778
Thomas A. McCullough
• Death	$51,180	$0	$2,375	$71,743	$125,298
• Disability	102,360	0	4,751	71,743	178,854
• Involuntary termination without cause	305,355	0	0	71,743	377,098
• Involuntary or good reason termination after CIC	748,317	0	30,974	71,743	851,034
J. David Clark
• Death	$46,524	$0	$1,960	$88,872	$137,356
• Disability	93,048	0	3,920	88,872	185,840
• Involuntary Termination without cause	764,280	0	0	88,872	853,152
• Involuntary or good reason termination after CIC	694,785	103,694	25,513	88,872	912,864

(1)	The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements.

(2)	The amounts reflected in this column do not include any excise tax gross-up amounts. As more fully described on pages 35-38 below, an excise tax gross-up would be paid only if the Company (or its successor) elects, in its sole discretion, to pay change in control benefits in a lump-sum.
     The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. These include:
•	Accrued salary and vacation pay;

•	Regular pension benefits under the Company’s Pension Plan;

•	Distribution of plan balances under the Company’s 401(k) Plan.
      Employment Agreements
     The Company has entered into Employment Agreements with each of the Named Executives. The Employment Agreements provide for payments upon the termination in the event such executive is terminated prior to the expiration of the employee agreement. The quantitative payout amounts are set forth in the chart above.
     Mark E. Tryniski. The Company has an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2008. The agreement provides that the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $400,000, with his base salary for calendar years after 2006 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability. The agreement provides for severance pay in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Tryniski under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Tryniski in a single lump sum payment within 90 days following the change in control and Mr. Tryniski’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Tryniski harmless from all income and excise tax liability attributable to the lump sum payment.
     Scott A. Kingsley. The Company has an employment agreement with Mr. Kingsley providing for his continued employment until December 31, 2007. The agreement provides that during the period from December 31, 2004 to December 31, 2007, the Company shall pay Mr. Kingsley a base salary at an annual rate of at least $235,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Kingsley is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Kingsley under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Kingsley in a single lump sum payment within 90 days following the change in control and Mr. Kingsley’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Kingsley harmless from all income and excise tax liability attributable to the lump sum payment.
     Brian D. Donahue. The Company has an employment agreement with Mr. Donahue providing for his continued employment until December 31, 2009. The agreement provides that during the period from August 1, 2004 through December 31, 2009, the Company shall pay Mr. Donahue a base salary at an annual rate of at least $230,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Donahue is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Donahue under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, will pay him the difference between 94% of the market value of his residence and the proceeds of the sale of such residence (if he elects to relocate), and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Donahue in a single lump sum payment within 90 days following the change in control and Mr. Donahue’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Donahue harmless from all income and excise tax liability attributable to the lump sum payment.

     Thomas A. McCullough. The Company has an agreement with Mr. McCullough providing for his employment as President, Pennsylvania Banking for the Company until December 31, 2007. The agreement provides that during the period from November 21, 2003 through December 31, 2007, the Company shall pay Mr. McCullough a base salary at an annual rate of at least $185,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.
     The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. McCullough’s death or disability. If Mr. McCullough’s employment is terminated by the Company prior to December 31, 2007 for reasons other than cause, death, or disability, or if Mr. McCullough is involuntarily replaced as President, Pennsylvania Banking prior to such date for reasons other than cause, Mr. McCullough will be entitled to severance pay equal to the greater of (i) the sum of his annual base salary at the time of termination and the most recent payment to him under the Company’s MIP or (ii) amounts of base salary and expected MIP payments that otherwise would have been payable to him through the unexpired term of his employment agreement (provided that in the event that Mr. McCullough’s involuntary termination without cause occurs under circumstances entitling him to the change in control benefits described in the following paragraph, the foregoing severance pay shall be reduced by the consulting fee payments to be made to Mr. McCullough as described below). In addition, Mr. McCullough will be entitled to dispose of any restricted stock previously granted to him, all of his stock options will become fully exercisable, and the Company will cover Mr. McCullough and his eligible dependents under all benefit plans and programs available to its retired employees. In the event the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. McCullough is entitled to a severance benefit equal to 175% of his annual base salary in effect at the time of expiration of the agreement, plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. McCullough’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. McCullough voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his base salary plus the award to Mr. McCullough under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. Mr. McCullough may waive a portion of the foregoing amounts/benefits to eliminate the potential excises taxes that might apply. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. McCullough in a single lump sum payment within 90 days following the change in control and Mr. McCullough’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. McCullough harmless from all income and excise tax liability attributable to the lump sum payment.
     J. David Clark. The Company has an employment agreement with Mr. Clark providing for his continued employment until December 31, 2009. The agreement provides that during the period from October 1, 2004 to December 31, 2009, the Company shall pay Mr. Clark a base salary at an annual rate of at least $175,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Clark’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Clark’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Clark through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause,

Mr. Clark is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Clark’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Clark voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Clark under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Clark in a single lump sum payment within 90 days following the change in control and Mr. Clark’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Clark harmless from all income and excise tax liability attributable to the lump sum payment.
     Sanford A. Belden. Mr. Belden retired from the Company on July 31, 2006. The Company entered into a consulting agreement with Mr. Belden that provides for Mr. Belden to be retained as an independent contractor consultant for a three-year period ending on July 31, 2009. The sole compensation payable to Mr. Belden under this agreement is a monthly retainer of $4,000. In consideration of his voluntary early retirement in furtherance of the Company’s succession plan, the Company agreed to (a) treat Mr. Belden as having retired in good standing (and, as such, to treat all of his stock options as fully vested); (b) pay an amount determined by the Company to provide Mr. Belden with sufficient funds (after taxes) to purchase coverage for himself and his spouse under the applicable retiree provisions of the Company’s group health plan for the twelve-month period following his retirement; (c) grant the pro-rata portion (based on Mr. Belden’s completed months of active employment in 2006) the cash incentive compensation that is payable with respect to 2006 at the target level of achievement under the MIP (50% of base salary); and (d) transfer to Mr. Belden ownership of the Company-owned vehicle used by him.
     Michael A. Patton. The Company entered into a separation agreement with Mr. Patton effective as of his retirement on December 31, 2005. Mr. Patton’s prior employment agreement with the Company had provided for his employment until December 31, 2007. In consideration of his voluntary early retirement in furtherance of the Company’s succession plan, the Company agreed to pay Mr. Patton a lump sum payment of $511,265. The Company also agreed to (a) amend the basic formula for Mr. Patton’s supplemental retirement benefit to provide that Mr. Patton will be deemed to have retired on December 31, 2007 for purposes of determining supplemental retirement benefits; (b) grant Mr. Patton options that would have been granted to him in 2006 under the 2004 Long-Term Incentive Compensation Plan as if he had been employed through February 2006; (c) treat Mr. Patton as having retired in good standing (and, as such, to treat all of his stock options as fully vested); and (d) transfer to Mr. Patton ownership of the Company-owned vehicle used by him.

AUDIT COMMITTEE REPORT
     In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it, the Bank’s Audit/Compliance/Risk Management Committee (which also serves as the Company’s Audit Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and investigates and makes recommendations to the Board regarding the appointment of independent auditors.
     The Audit/Compliance/Risk Management Committee is comprised of three directors, each of whom the Board has determined to be “independent” as defined by the Sarbanes-Oxley Act and the NYSE Rules. Committee members may not serve simultaneously on the audit committees of more than two other public companies without approval of the full Board. To date, no such approval has been granted. Each of the Audit/Compliance/Risk Management Committee members are financially literate as that qualification has been interpreted by the Board and the Board has determined that Charles E. Parente, who serves on the Audit/Compliance/Risk Management Committee, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.
     In discharging its oversight responsibility as to the audit process, the Audit/Compliance/Risk Management Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.
     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006.
     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
William M. Dempsey (Chair)
Brian R. Ace
Charles E. Parente

ITEM TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During the fiscal year ended December 31, 2006, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries. The Audit Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below.
     The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.
     Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.
     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.
Vote Required and Recommendation
     Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
     The Board of Directors recommends that Shareholders vote FOR this Proposal. Proxies solicited by the Board of Directors will be voted in favor of the Proposal unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP
     The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees	$363,131	$343,500
Audit Related Fees (1)(2)	12,000	39,100
Tax Fees (2)	103,400	145,275
All Other Fees (3)(4)	7,452	7,334

(1)	For 2005, includes fees incurred in connection with the audit of the Company’s Pension Plan and 401(k) Plan and Community Investment Services, Inc.

(2)	In addition to the services included in this table, PricewaterhouseCoopers LLP directly billed the Pension Plan and the 401(k) Plan, which are employee benefit plans sponsored by the Company, a total of $21,000 for the year ended December 31, 2006 primarily for audits of the Plans’ financial statements.

(3)	Includes tax preparation and compliance fees of $51,000 and $90,250 for 2006 and 2005, respectively, and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $52,400 and $55,025 for 2006 and 2005, respectively.

(4)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.
     Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit/Compliance/Risk Management Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit/Compliance/Risk Management Committee pre-approved 100% of the Audit Fees, 100% of the Audit Related Fees, 100% of the Tax Consulting Fees, and 100% of the “All Other” Fees for fiscal 2006 and fiscal 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2006, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2006 except as follows: Director Cantwell filed one late report on Form 4 reflecting an award of the Company’s stock under the Director’s Stock Balance Plan; Director Dempsey filed one late report on Form 4 reflecting an award of the Company’s stock under the Director’s Stock Balance Plan; Director Hirschey (retired) filed one late report on Form 4 reflecting a single sale transaction; Director Parente filed one late report on

Form 4 reflecting two purchase transactions executed on the same date; Director Patterson filed two late reports on Form 4, one reflecting a single purchase transaction and one reflecting an award of the Company’s stock under the Director’s Stock Balance Plan; Director Steele filed on late report on Form 4 reflecting a single purchase transaction.
SHAREHOLDER PROPOSALS
     If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for Shareholder proposals. Shareholder proposals for the Company’s 2008 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 13, 2007. Such Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.
OTHER MATTERS
     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
Date: April 12, 2007

By Order of the Board of Directors

Donna J. Drengel
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF COMMUNITY BANK SYSTEM, INC. May 15, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. —— Please detach along perforated line and mail in the envelope provided. —— 20330000000000001000 8 051507 THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” BOTH PROPOSITIONS LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: 2. RATIFICATION OF APPOINTMENT OF PWC as the Independent Registered Public Accounting Firm of NOMINEES: FOR ALL NOMINEES O Nicholas A. DiCerbo the Company O James A. Gabriel WITHHOLD AUTHORITY O Charles E. Parente FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” BOTH PROPOSITION # 1 AND # 2. Please check here if you plan to attend the meeeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

The Directors and Officers of COMMUNITY BANK SYSTEM, INC. extend a cordial invitation for you to join them for refreshments in the Barben Room CHEEL CAMPUS CENTER CLARKSON UNIVERSITY Potsdam, New York at 12:00 Noon immediately prior to the ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 15, 2007 Paul M. Cantwell Mark E. Tryniski Chairman President & CEO —— . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —— 0 PROXY COMMUNITY BANK SYSTEM, INC. 5790 Widewaters Parkway Dewitt, New York 13214-1883 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles M. Ertel and Donna J. Drengel, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 15, 2007 or any adjournment thereof. (Continued, and to be marked, signed and dated on the reverse side) 14475

ANNUAL MEETING OF SHAREHOLDERS OF COMMUNITY BANK SYSTEM, INC. May 15, 2007 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR — TELEPHONE — Call toll-free 1-800-PROXIES COMPANY NUMBER (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card ACCOUNT NUMBER available when you call. - OR — INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. —— Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— 20330000000000001000 8 051507 THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” BOTH PROPOSITIONS LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: 2. RATIFICATION OF APPOINTMENT OF PWC as the Independent Registered Public Accounting Firm of NOMINEES: FOR ALL NOMINEES O Nicholas A. DiCerbo the Company O James A. Gabriel WITHHOLD AUTHORITY O Charles E. Parente FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” BOTH PROPOSITION # 1 AND # 2. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 Please check here if you plan to attend the meeeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.